UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/17/2010

Harbor BioSciences, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-24672

DE	13-3697002
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

4435 Eastgate Mall, Suite 400, San Diego, CA 92121
(Address of principal executive offices, including zip code)

858.587.9333
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On March 16, 2010, Harbor BioSciences, Inc. (the "Company") received notice from The Nasdaq Stock Market that its application had been approved to transfer the listing of its common stock to The Nasdaq Capital Market from The Nasdaq Global Market. The transfer will be effective at the opening of the market on March 18, 2010. The Company will continue to trade under the symbol "HRBR."

The Nasdaq Capital Market is a continuous trading market that operates in substantially the same manner as the Nasdaq Global Market. All companies listed on the Nasdaq Capital Market must meet certain financial requirements and adhere to Nasdaq's corporate governance standards. The Company elected to transfer the listing of its common stock to the Nasdaq Capital Market because it no longer met certain listing requirements of the NASDAQ Global Market. The Company believes it is in compliance with all applicable criteria for continued listing on the Nasdaq Capital Market, but for the $1.00 per share minimum bid price requirement set forth in Listing Rule 5550(a)(2). The Company will continue to monitor the bid price of its common stock and will consider available options if its common stock does not trade at a price level likely to result in the Company gaining compliance with Listing Rule 5550(a)(2) prior to the September 13, 2010 grace period deadline.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

99.1       Press Release dated March 17, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harbor BioSciences, Inc.

Date: March 17, 2010	By:	/s/ /Robert Weber/
Robert Weber
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release dated March 17, 2010